Exhibit 10.8

Guaranty Contract (1)

Guaranty Contract of Maximum Amount Entered Between BAK International Limited and
China CITIC Bank on February 9, 2006

Main contents

•	Contract number: No. 2006 Shenyin sun’ebaozi 003
•

As guarantor, BAK International Limited undertakes to assume joint and several liabilities for the Company’s indebtedness towards China CITIC Bank under Comprehensive Agreement from February 17th, 2006 to February 17th, 2007 and maximum amount secured is RMB 50million and US$10million.

•

Secured items include the loan principal, interest, penalty interest, breach of contract compensation, damage compensation, and all the expenses incurred for China CITIC Bank to realize its creditor’s right under Comprehensive Agreement ;

•	Guaranty period:
• Two years from the expiry date that the Company should fulfill its obligations in accordance with Comprehensive Agreement ;
•

If due to the provisions of relevant PRC law or regulations or any agreement reached under Comprehensive Agreement , any loan becomes mature ahead of its term, guaranty period shall be two years starting from the advance mature date.

Headlines of the articles omitted:
•	Definition
•	Indebtedness to be secured and maximum amount
•	Method of guaranty
•	Guaranty period
•	Scope of guaranty
•	Representations and undertakings of the Company
•	Rights and obligations of the Company
•	Rights and obligations of the Creditor
•	Breach of Contract
•	Accumulation of rights and obligations
•	Continuity of obligations
•	Notarization and willing to accept enforcement
•	Force Majeure
•	Miscellaneous
•	Applicable laws
•	Dispute settlement
•	Validity
•	Effectiveness, amendment and cancellation
•	Others